SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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Filed by a Party other than the Registrant  /x/

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/ /  Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/ /  Definitive Proxy Statement

/ /  Definitive Additional Materials

/x/  Soliciting Material Pursuant to ss. 240a-12


                        SECURITY FINANCIAL BANCORP, INC.
                (Name of Registrant as Specified in Its Charter)

                             FINANCIAL EDGE FUND, LP
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

/x/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)  Title of each class of securities to which transaction applies:
        (2)  Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act 0-11:
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        (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee as provided by Exchange Act Rule 0-11(a)(2) and identify for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)  Amount Previously Paid:
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                              AN IMPORTANT MESSAGE
           FOR FELLOW STOCKHOLDERS OF SECURITY FINANCIAL BANCORP, INC.
                            FROM THE PL CAPITAL GROUP

August 29, 2000

Dear Fellow Security Financial Security Stockholder:

The PL Capital Group1 owns 168,000 shares of Security Financial Bancorp, Inc. (approximately 8.7% of Security Financial's outstanding stock). As one of Security Financial's largest stockholders, we are very concerned about Security Financial's financial performance. We have repeatedly communicated our concerns to Security Financial's Board of Directors and management and we have also requested that we be placed on Security Financial's Board of Directors, without success.

THE PL CAPITAL GROUP'S GOAL IS TO ELECT TWO BOARD MEMBERS WHO INTEND TO STRONGLY ENCOURAGE SECURITY FINANCIAL'S BOARD AND MANAGEMENT TO:

1. SIGNIFICANTLY REDUCE SECURITY FINANCIAL'S OVERHEAD EXPENSES--THE COMPANY'S EXPENSE RATIOS ARE AMONG THE WORST IN THE THRIFT INDUSTRY

Security Financial spent $1.77 million on operating expenses in the most recent quarter ended June 30, 2000. To put this in perspective, Security Financial's operating expenses to asset ratio in the second quarter was 3.72% (annualized), one of the worst ratios in the thrift industry in the United States (the average thrift in the U.S. had a 1.80% overhead expense ratio and the average thrift in Indiana had a 2.23% overhead expense ratio, based upon available data). If Security Financial reduced its operating expense to asset ratio to 2.23% (the average for Indiana thrifts), the Company would have earned $.59 per share (pretax), rather than the $.22 per share (pretax) it reported, in the second quarter ended June 30, 2000.

2.   AGGRESSIVELY REPURCHASE THE COMPANY'S COMMON STOCK

As of June 30, 2000, the Company had equity capital of $36.5 million and total assets of $190 million, a tangible equity to asset ratio of 19%. Since the average thrift in the U.S. has a 6% tangible equity to asset ratio, we believe that Security Financial has excess capital. While a strong capital base is important, the PL Capital Group believes that well-run thrifts typically manage their capital to a level of 5-8%, thereby maximizing return on equity for the benefit of its stockholders.

Having excess capital is typical for recently converted thrifts, most of which are overcapitalized upon conversion. (The Company converted from mutual ownership to public ownership in January, 2000.) The two basic ways most thrifts address this situation are by some combination of: (1) shrinking the equity base by repurchasing stock in the open market and paying dividends, and (2) growing the asset base of the Company through acquisitions of other banks, opening new locations and/or purchasing assets.

In Security Financial's case, we do not believe the Company has evidenced an ability to operate profitably in its existing locations and lines of business, therefore we are against any aggressive expansion of the Company's existing franchise, either geographically or into new lines of business. In our view, the Company's primary strategy to address its overcapitalization should be to aggressively repurchase its common stock in the open market. We are also opposed to Security Financial pursuing an acquisition strategy or purchasing assets (such as investment securities) as a way to grow out of its overcapitalized situation, for the same reasons noted above.


-----------------------
1 The PL Capital Group consists of various investment entities and individuals that beneficially own, as of August 29, 2000, an aggregate of 168,000 shares, representing approximately 8.7% of Security Financial's outstanding common stock. The PL Capital Group consists of PL Capital, LLC; Financial Edge Fund, LP; Financial Edge/Strategic Fund, LP; Richard Lashley; John Palmer and Beth Lashley.

3. ENCOURAGE SECURITY FINANCIAL'S BOARD OF DIRECTORS TO REMAIN ALERT TO OPPORTUNITIES TO MERGE WITH A LARGER, MORE PROFITABLE FINANCIAL INSTITUTION

Although it is our belief that Security Financial's Board and management should currently focus on maximizing the Company's earnings and book value per share through the steps outlined above, we believe one of the primary long term obligations of the Board of Directors is to monitor opportunities for the Company to be acquired by a larger, more profitable financial institution if such a transaction provides superior stockholder value (compared to a strategy of remaining independent) and meets the needs of its customers and employees.

As of August 29, 2000, Security Financial's stock price was $16.33 per share. This represents 87% of Security Financial's June 30, 2000 tangible book value per share of $18.80. Over time, Security Financial's tangible book value will increase if Security Financial remains profitable and it pursues a strategy of acquiring common stock in the open market at a discount to tangible book value. Since most thrifts such as Security Financial are typically valued, in an acquisition, at an amount at least equal to tangible book value, we believe an acquisition of the Company has to be considered by the Board of Directors. (We note that most thrift acquisitions are typically made at a premium to tangible book value, in large part reflecting the inherent value of thrift deposits, which are typically an attractive, lower cost of funding for the acquiring institution, compared to raising funds in the open market.)

Because of our concerns, we have filed proxy materials with the SEC in connection with Security Financial's upcoming Annual Meeting of Stockholders, scheduled for October 19, 2000. We intend to use those materials to solicit proxies from fellow Security Financial stockholders to elect two members of the PL Capital Group, Richard Lashley and John Palmer, to Security Financial's Board of Directors. Our director nominees have substantial experience and expertise in the banking industry in a variety of capacities, including significant knowledge of Security Financial and the Indiana and Illinois banking markets.

WE BELIEVE SECURITY FINANCIAL'S STOCKHOLDERS WOULD BENEFIT FROM HAVING ADDITIONAL OUTSIDE STOCKHOLDERS ON SECURITY FINANCIAL'S BOARD

You will receive a proxy statement from Security Financial's management and Board, and you will be asked to return that proxy card.

We encourage you NOT to vote your shares until you receive and review our proxy materials.

If you have any questions or need further assistance please contact our proxy solicitor, Richard Grubaugh at Beacon Hill Partners, Inc., 90 Broad Street, New York, NY 10004, (800) 755-5001; or us at PL Capital, LLC at the address and phone numbers noted in our letterhead above.

Thank you for your consideration.

Sincerely,


         John Wm. Palmer                        Richard Lashley
         Principal                              Principal
         PL Capital, LLC                        PL Capital, LLC
         Oak Brook, Illinois                    Chatham, New Jersey

This letter is not a solicitation of your proxy; the PL Capital Group intends to solicit proxies from you through delivery to you of a proxy statement with accompanying proxy card. We strongly encourage you to read our proxy statement, which is available for free at the SEC's website (www.sec.gov). Our proxy statement contains information important to your decision. A copy of our proxy statement will also be sent directly to you. In addition, copies of our recent
Schedule 13-D filings are available for free on the SEC's website; those filings contain additional information regarding the members of the PL Capital Group. You may also contact us directly to obtain free copies.